Exhibit 10.1

JOINT VENTURE AGREEMENT

This agreement (“Agreement”) is made and entered into as of August 5, 2025, by and among:

- Sunrise New Energy Co., Ltd, a company organized under the laws of Cayman Islands, with its principal place of business in China (the “Parent”);

- SDH (HK) New Energy Tech Co., Limited, a company organized under the laws of Hong Kong and a wholly owned subsidiary of the Parent;

- Kekecely Ltd, a corporation organized under the laws of British Virgin Islands; and

- Simple Cloud Technology, a corporation organized under the laws of the state of Maryland, United States;

each a “Party” and, collectively, the “Parties”.

1. Background and Purpose

1.1 The Parties intend to jointly establish Alchemistica Inc (the “Company”) under the laws of the State of Delaware, United States, as a joint venture to support the Parent’s business expansion into the United States, primarily focusing on the following:

●	Research & Development (R&D) on energy industry and battery materials;

●	Marketing and sales;

●	Strategic planning;

●	Local manufacturing preparedness；

●	Investment on energy industry and battery materials; and

●	Any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

2. Formation and Organizational Documents

2.1 The Company shall be formed promptly following the execution of this Agreement and in accordance with the Delaware General Corporation Law (DGCL). The initial draft of the Company’s charter and other organizational documents (including, without limitation, the certificate of incorporation, bylaws, and any shareholder resolutions required for incorporation) shall be prepared by the Parent, and circulated to all Parties for review and approval.

2.2 The organizational documents shall reflect the terms set forth in this Agreement, including the governance structure, shareholding arrangements, and rights and obligations of the Parties. No such documents shall be filed or become effective unless and until approved in writing by all Parties.

3. Capital Structure and Share Reserve

3.1  The Company shall be authorized to issue 1,000,000 shares of common stock, each with a par value of USD 0.001 per share.

3.2 Upon formation, the Company shall issue an aggregate of 1,000,000 shares of common stock to the Parties in the amounts and proportions set forth below. Each Party shall make its respective capital contribution in exchange for the shares issued to it.

Party	Shares	Equity (%)	Contribution Amount and Form
Parent	510,000	51%	US$ 510,000 in Cash
SDH (HK) New Energy Tech Co., Limited	200,000	20%	US$ 200,000 in Cash
Kekecely Ltd	140,000	14%	US$ 140,000 in Cash
Simple Cloud Technology	150,000	15%	US$ 150,000 in Cash

3.3 Each Party shall make its respective capital contribution as set forth above (the “Capital Contribution”) on or before December 31, 2026, in accordance with Section 3.2. All contributions shall be made in U.S. Dollars by wire transfer to the Company’s designated bank account, the details of which shall be provided in writing by the Company no later than five (5) business days prior to the due date.

3.4 Default on Capital Contribution

In the event that any Party fails to make its required Capital Contribution in full by the deadline set forth in Section 3.3:

(a)	The Board (as defined in Section 4.1) shall determine whether a default has occurred and shall deliver written notice of such default to the defaulting Party.

(b)	The defaulting Party shall have 10 business days from the date of such notice to cure the default by making the full required contribution.

(c)	If the default is not cured within the applicable cure period, the Board shall have the authority to take or approve any of the following actions on behalf of the Company, subject to the approval thresholds set forth in the Company’s Certificate of Incorporation, Bylaws or a resolution of the Board:

•	(i) authorize one or more non-defaulting Parties to fund the shortfall, in which case the Board shall issue additional shares or adjust equity interests accordingly;

•	(ii) reduce the equity interest of the defaulting Party proportionally;

•	(iii) suspend the defaulting Party’s voting rights, participation in profit distributions, or other rights until such time as the default is cured; and/or

•	(iv) pursue any other remedies available to the Company under this Agreement or applicable law.

(d)	The Board may delegate authority to a designated officer or committee to administer the cure process, but any equity adjustments, suspensions of rights, or issuance of new shares shall require Board approval consistent with the DGCL.

(e)	Any director selected, in whole or in part, by a defaulting Party shall recuse themselves from voting on any matters arising under this Section 3.4 involving the default, and such matters shall be determined by a majority of the disinterested directors then in office.

4. Management and Governance

4.1 The Company’s bylaws shall provide that the Company shall be governed by a Board of Directors (the “Board”), which shall have overall responsibility for the management, direction, and control of the Company’s business and affairs, subject to the terms of this Agreement. The Board shall consist of three (3) members, as follows: two (2) shall be appointed by the Parent, and one (1) shall be jointly appointed by Kekecely Ltd and Simple Cloud Technology. The Chairperson of the Board shall be appointed by the Parent.

4.2 The Board shall adopt a resolution at its initial meeting appointing Mr. Haiping Hu as the chief executive officer of the Company. Mr. Haiping Hu shall serve in such capacity until removed or replaced by the Board in accordance with this Agreement. The chief executive officer of the Company shall have the authority and responsibility to manage the day-to-day operations of the Company, subject to oversight and direction by the Board and compliance with the approved business plan and budget.

5. Operation and Reporting

5.1 The Company shall provide quarterly financial and operational reports to the Parent.

5.2 Annual audits shall be conducted by a qualified independent accounting firm appointed by the Board. The Board may consider recommendations from the Parent in selecting such firm.

6. Transfer and Exit Mechanism

6.1 No Party may transfer its equity shares in the Company without the prior written notice to the Parent. The Parent shall retain a right of first refusal with respect to any proposed share transfers, the terms of which right shall be set forth in the Company’s bylaws.

7. Confidentiality and IP

7.1 Each Party agrees to maintain the confidentiality of all proprietary information related to the joint venture.

7.2 Intellectual property (“IP”) developed by the Company shall be owned exclusively by the Company. IP contributed by a Party remains that Party’s property unless otherwise agreed to by the Parties hereto.

8. Governing Law and Dispute Resolution

8.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. All corporate matters shall be interpreted in accordance with the DGCL.

8.2 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach, or termination, shall be finally resolved by arbitration administered by the International Chamber of Commerce (ICC) in accordance with its Rules of Arbitration. The seat (or place) of arbitration shall be New York, New York, United States. Judgment on the arbitral award may be entered in any court of competent jurisdiction.

9. Miscellaneous

9.1 This agreement constitutes the entire Agreement among the Parties and supersedes all prior understandings, whether written or oral, relating to the subject matter hereof.

9.2 Any amendment or modification of this Agreement shall require the prior written consent of all Parties.

9.3 This Agreement may be executed in counterparts.

9.4 If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision, and the Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

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SIGNATURE PAGE FOR PURCHASER FOLLOWS]

IN WITNESS WHEREOF	(signature page)

Party	Signature: /s/ Haiping Hu

Sunrise New Energy Co., Ltd	Date: 8/5/2025

Name：Haiping Hu

Title:CEO

SDH (HK) New Energy Tech Co., Limited	Signature: /s/ Haiping Hu

Name：Haiping Hu	Date: 8/5/2025

Title:CEO

Kekecely Ltd	Signature: /s/ Xiaoying Li

Name: Xiaoying Li	Date: 8/5/2025

Title: CEO

Simple Cloud Technology	Signature: /s/ YUAN TAN

Name: YUAN TAN	Date: 8/5/2025

Title: CEO

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